Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive: North Miami Beach, FL 33179 305-947-1664	For additional information: Greg Andrews, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Closes $227 Million Unsecured Revolving Credit Facility and $65 Million Ten-Year Mortgage Financing

NORTH MIAMI BEACH, FL; October 17, 2008 -- Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today that it has closed a $227 million unsecured revolving credit facility with Wells Fargo Bank serving as Administrative Agent and Sole Lead Arranger. The new facility has a three-year term with a one-year extension option. In addition, the facility includes an accordion feature under which it can be expanded to $400 million. Borrowings under the facility are priced at LIBOR plus 140 basis points, based on the company’s current credit ratings.

In addition to Wells Fargo, other lenders participating in the credit facility are SunTrust Bank as Syndication Agent, PNC Bank and Bank of America as Co-Documentation Agents, Raymond James Bank, JPMorgan Chase Bank, Branch Banking & Trust Company, and Israel Discount Bank of New York.

Equity One also announced the closing of a $65 million non-recourse mortgage loan secured by Sheridan Plaza, a 504,495 square foot shopping center located in Hollywood, Florida. The term of the loan is fixed for ten years at 6.25% with thirty-year amortization.

The company reported that its cash and short-term securities totaled approximately $176.0 million (excluding the company’s ownership of ordinary shares in DIM Vastgoed, N.V.) as of September 30, 2008, including the proceeds from the Sheridan loan and the $54.7 million of proceeds from the company’s recent offering of common stock.

“Our recent capital transactions have strengthened our already healthy balance sheet,” stated Jeff Olson, the company’s Chief Executive Officer. “We have over $400 million in available liquidity. These transactions are a key component to our overall financial strategy emphasizing liquidity, flexibility, and modest leverage. This enhanced balance sheet, full availability under our line of credit and our access to joint venture and other sources of capital should enable us to take advantage of a growing number of investment opportunities.”

ABOUT EQUITY ONE, INC.
As of June 30, 2008, Equity One owned or had interests in 162 properties, consisting of 145 shopping centers comprising approximately 15.9 million square feet, seven projects in development/redevelopment, six non-retail properties, and four parcels of land. Additionally, Equity One owned a 10% interest in a joint venture which owns eight neighborhood shopping centers totaling approximately 1.2 million square feet of GLA.

FORWARD LOOKING STATEMENTS
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macroeconomic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.